Exhibit 10.1

          TechTeam Global Reports Record Earnings of $.16 per Share and Net Income of $1.52 Million for Third Quarter 2004

    *  Revenue growth of 52.9% to $34.1 million
    *  Gross profit increase of 86.4% to $7.93 million
    *  Operating income of $2.14 million
    * Cash balance of $40.1 million, or $4.60 per common share outstanding, at September 30, 2004

    SOUTHFIELD, Mich., Oct. 27 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology and business process outsourcing support services, today reported net income of $1.52 million, or $.16 per diluted share -- quarterly income and earnings per share records for the Company -- for the quarter ended September 30, 2004. For the comparable period in 2003, TechTeam reported a net loss of $431,000, or $.04 per diluted share. Sequential growth in net income was 40.9% from earnings of $1.08 million, or $.11 per diluted share, reported for the quarter ended June 30, 2004. Excluding the net income contributed from Digital Support Corporation (DSC) and TechTeam A.N.E. (A.N.E.), wholly owned subsidiaries of the Company acquired on December 31, 2003 and May 13, 2004, respectively, net income would have been $928,000, or $.10 per diluted share, for the quarter ended September 30, 2004.
    For the nine months ended September 30, 2004, net income was $3.22 million and $.34 per diluted share, compared with a net loss of $1.80 million, or $.18 per diluted share, reported for the same period in 2003. (In the quarter ended June 30, 2003, the Company took non-cash, pre-tax charges to earnings totaling $1.32 million, principally related to the write-down of the value of its leasing inventories.) Excluding DSC and A.N.E., net income was $1.98 million, or $.21 per diluted share, for the nine months ended September 30, 2004.
    Total revenue grew 52.9% to $34.1 million for the quarter ended September 30, 2004, an increase from $22.3 million for the comparable period in 2003. Sequential growth in total revenue was 11.2% for the quarter ended September 30, 2004 from the immediately preceding quarter. Excluding the revenue contributed by DSC and A.N.E., revenue grew 6.8% to $23.8 million for the third quarter of 2004 from the comparable period in 2003. The revenue reported for the third quarter, $34.1 million, was the second-highest quarterly revenue on record for the Company, trailing the revenue reported for the second quarter of 1999 by only $149,000.
    Revenue from Corporate Services (total Company revenue less revenue from leasing operations) increased 55.4% to $34.0 million for the quarter ended September 30, 2004, from $21.9 million for the comparable period in 2003. Excluding the revenue contributed by DSC and A.N.E., Corporate Services revenue grew 8.4% to $23.7 million for the third quarter of 2004, an increase from $21.9 million for the comparable period in 2003.
    For the nine months ended September 30, 2004, total revenue was $95.1 million, an increase of 44.1% over revenue of $66.0 million reported for the same period in 2003. Excluding the results of DSC and A.N.E., revenue was $71.3 million for the nine months ended September 30, 2004, an increase of 8.1% over the same period in 2003.
    Gross profit improved 86.4% to $7.93 million for the quarter ended September 30, 2004, from $4.25 million for the comparable period in 2003. Excluding the gross profit contributed by DSC and A.N.E., gross profit was $5.84 million for the third quarter of 2004, an increase of 37.3% from the comparable period in 2003.
    The Company's gross margin (gross profit expressed as a percentage of revenue) performance improved to 23.2% for the quarter ended September 30, 2004 from 19.1% for the comparable period in 2003 and declined slightly from 26.3% reported for the second quarter of 2004. Excluding the results contributed by DSC and A.N.E., the Company's gross margin performance was 24.5% for the third quarter of 2004, a decline of 209 basis points from the second quarter of 2004.
    Selling, general, and administrative (SG&A) expense for the quarter ended September 30, 2004 was $5.78 million, or 16.9% of the Company's total revenue of $34.1 million. SG&A expense declined 7.5% from $6.25 million of SG&A expense reported for the second quarter of 2004. Excluding DSC and A.N.E., SG&A expense for the third quarter was $4.68 million, or 19.6% of revenue, compared with SG&A expense of 21.1% of revenue for the comparable period in 2003.
    Operating income for the quarter ended September 30, 2004 was $2.14 million ($1.16 million excluding the contributions of DSC and A.N.E.). This compares with an operating loss of $452,000 for the comparable period in 2003 and operating income of $1.81 million reported for the second quarter of 2004.
    Commenting on the Company's financial results, William F. Coyro, Jr., TechTeam Global's President and Chief Executive Officer, stated, "TechTeam has delivered its fourth consecutive quarter of strong, positive financial results and has performed exceptionally well through the first nine months of 2004.
In addition to achieving record per-share earnings and net income as well as posting strong top-line revenue growth of 53% in the third quarter, we also succeeded in delivering sequential improvement in earnings of 41% and revenue growth of 11% from the second quarter of 2004."
    Coyro added, "Just as significantly, we reduced our overhead expense as a percentage of sales from 20.4% in the second quarter of 2004 to just 16.9% of revenue in the third quarter. These achievements resulted in producing operating income of $2.1 million for the quarter, an improvement from our second quarter operating income of $1.8 million and a significant improvement from our first quarter 2004 operating income of $1.2 million. We also continue to be very pleased with the solid contributions made by our new subsidiaries Digital Support Corporation and TechTeam A.N.E., which contributed approximately 46% of our operating income in the third quarter and 40% of our operating income through September 30, 2004, an exceptional return on our acquisition investments."
    Coyro concluded, "TechTeam Global continues to enjoy a solid balance sheet with strong cash reserves and virtually no debt. Our cash balance increased from $35.7 million as of the end of the second quarter of 2004 to $40.1 million at the end of the third quarter. As of September 30, the Company had $4.60 in cash and cash equivalents per common share outstanding. The book value of shareholders' equity was $7.21 per common share outstanding, an increase of $.20 per share from June 30, 2004. TechTeam remains focused on delivering the best overall value proposition in our industry -- the best combination of high quality, low cost, flexibility, and customer satisfaction."
    Other significant components of TechTeam Global's third quarter and year-to-date 2004 performance include the following:

    * Revenue from our European operations increased 48.0% to $10.8 million for the three months ended September 30, 2004 from $7.31 million for the comparable period in 2003. These results also represent sequential growth of 14.9% from revenue of $9.42 million reported for the quarter ended June 30, 2004.

    * Net cash provided by operating activities was $4.07 million for the three months ended September 30, 2004, versus $991,000 for the comparable period in 2003. Free cash flow (net cash provided by operating activities less capital expenditures) was $3.72 million for the three months ended September 30, 2004, versus $(301,000) for the comparable period in 2003. For the nine months ended September 30, 2004, net cash provided by operating activities was $9.65 million, while free cash flow was $8.39 million.

    * For the quarter ended September 30, 2004, earnings before interest, taxes, depreciation, and amortization expense (EBITDA) was $3.32 million, compared with EBITDA of $1.06 million for the same period in 2003. This also represented sequential growth of 15.9% from the EBITDA of $2.87 million reported for the second quarter of 2004. Excluding DSC's and A.N.E.'s financial results, EBITDA was $2.31 million for the third quarter of 2004, 118% greater than that reported for the same period in 2003.
    Excluding the results of the Company's leasing operations, EBITDA for the third quarter of 2004 was $3.27 million, which represented a 190% improvement over the comparable period in 2003 and a sequential improvement of 17.8% over the EBITDA of $2.78 million reported for the second quarter of 2004.
    The investment community considers EBITDA an important "non-GAAP" measure of the Company's financial performance. EBITDA presents information on earnings that may be more comparable to companies with different finance structures, capital investments, or capitalization and depreciation policies. The most closely related GAAP measure is operating income. Some financial analysts also use EBITDA to assist in the determination of a company's possible market valuation. (For additional information regarding the determination of the EBITDA results, please see the attached financial tables.)

    * Total cash and cash equivalents were $40.1 million as of September 30, 2004. This represents $4.60 in cash and cash equivalents per common share outstanding as of the end of the third quarter of 2004. This compares to total cash and cash equivalents of $35.7 million and $4.15 per common share outstanding as of June 30, 2004.

    * Total shareholders' equity increased to $62.8 million as of September 30, 2004 from $60.2 million at June 30, 2004, principally due to an increase of $1.52 million in the Company's retained earnings. The Company's net book value increased from $7.01 per common share outstanding at June 30, 2004 to $7.21 per common share outstanding at September 30, 2004.

    * For the quarter ended September 30, 2004, the basic weighted average number of common shares and common share equivalents outstanding were 8,635,968 and the diluted weighted number of common shares and common share equivalents outstanding were 9,594,498.

    TechTeam Global, Inc. will also host an investor teleconference to discuss its third quarter 2004 financial results at 10:00 a.m. EDT, today, Wednesday, October 27, 2004.
    To access a simultaneous Webcast of the teleconference, go to the TechTeam Global web site at http://www.techteam.com/press and click on the Webcast icon. From this site, you can download the necessary software and listen to the teleconference. TechTeam encourages you to review the site before the teleconference to ensure that your computer is configured properly.
    A taped replay of the call will be available beginning at approximately noon EDT, Wednesday, October 27, 2004. This toll-free replay will be available until noon EST, Wednesday, November 3, 2004. To listen to the teleconference replay, call 800-633-8284. (Outside the United States, call +1-402-977-9140.) When prompted, enter the TechTeam reservation number:
21211181.

    TechTeam Global, Inc. is a global provider of information technology and business process outsourcing services. The Company's ability to integrate computer services into a flexible, total single point of contact solution is a key element of its success. Partnerships with some of the world's "best-in-class" corporations provide TechTeam with unparalleled experience and expertise in providing the following IT support solutions: help desk/call center services, technical staffing, professional services/systems integration, and training programs. For information about TechTeam Global, Inc. and its outstanding services call 1-800-522-4451.

    Safe Harbor Statement
    The statements contained in this press release that are not purely historical, including statements regarding the Company's expectations, hopes, beliefs, intentions, or strategies regarding the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding, among other things, the growth of the Company's core business, revenue, and earnings performance going forward, management of overhead expenses, productivity, and operating expenses. Forward-looking statements may be identified by words including, but not limited to, "anticipates," "believes," "intends," "estimates," "promises," "expects," "should," "conditioned upon," and similar expressions. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the award or loss of significant client assignments, timing of contracts, recruiting and new business solicitation efforts, the market's acceptance of and demand for the Company's offerings, competition, unforeseen expenses, the costs and risks associated with our expansion into Romania and in executing an offshore strategy, the Company's exit from the leasing business, demands upon and consumption of the Company's cash and cash equivalent resources or changes in the Company's access to working capital, currency fluctuations, changes in the quantity of the Company's common stock outstanding, regulatory changes and other factors affecting the financial constraints on the Company's clients, economic factors specific to the automotive industry, general economic conditions, unforeseen disruptions in transportation, communications or other infrastructure components, unforeseen or unplanned delays in the Company's ability to consummate acquisitions, and the Company's ability to successfully integrate acquisitions on a timely basis. All forward-looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Prospective investors should also review all aspects of the Company's Reports on Forms 8-K, 10-Q, and 10-K filed with the United States Securities and Exchange Commission, including Management's Discussion and Analysis, and the risks described therein from time to time.



                                Financial Data
                            TechTeam Global, Inc.

         Condensed Consolidated Statements of Operations (unaudited)
                    (In thousands, except per share data)

                                 Three Months Ended       Nine Months Ended
                                   September 30,            September 30,
                               2004     2003 % Change   2004    2003  % Change
    Revenue
        Corporate services   $34,025  $21,899  55.4%  $94,672  $63,886  48.2%
        Leasing operations        94      409 (77.0)%     397    2,101 (81.1)%
    Total Revenue             34,119   22,308  52.9%   95,069   65,987  44.1%
        Cost of revenue       26,194   18,057  45.1%   71,939   54,018  33.2%
    Gross Profit               7,925    4,251  86.4%   23,130   11,969  93.2%
        SG&A expense           5,781    4,703  22.9%   17,986   14,630  22.9%
    Operating Income (Loss)    2,144     (452)          5,144   (2,661)
        Net interest income      175      388             464      875
        Foreign currency
         transaction gain (loss) (50)      86            (268)     449
    Income (Loss) Before
     Income Taxes              2,269       22           5,340   (1,337)
        Income tax provision     751      453           2,122      459
    Net Income (Loss)         $1,518    $(431)         $3,218  $(1,796)
    Basic Earnings (Loss)
     Per Share                 $0.18   $(0.04)          $0.37   $(0.18)
    Diluted Earnings (Loss)
     Per Share                 $0.16   $(0.04)          $0.34   $(0.18)
    Basic weighted average
     common shares             8,636    9,723           8,640    9,975
    Diluted weighted average
     common shares             9,594    9,723           9,554    9,975



         Condensed Consolidated Statements of Operations (unaudited)
                                (In thousands)

                                 Three Months Ended       Nine Months Ended
                                    September 30,           September 30,
                               2004     2003 % Change   2004     2003 % Change

    EBITDA(1)                $3,324   $1,060 213.6%   $8,223   $2,364  247.8%
    EBITDA Excluding
     Leasing Operations(2)   $3,265   $1,125 190.2%   $8,016   $2,876  178.7%

    (1)Reconciliation of Net
     Income to EBITDA
        Net income (loss)    $1,518    $(431)         $3,218  $(1,796)
        Net interest income    (175)    (388)(54.9%)    (464)    (875) (47.0)%
        Income tax provision    751      453  65.8%    2,122      459  362.3%
        Depreciation and
         amortization         1,230    1,426 (13.7)%   3,347    4,576  (26.9)%
    EBITDA                   $3,324   $1,060 213.6%   $8,223   $2,364  247.8%

    (2)Reconciliation of
     EBITDA to EBITDA Excluding
     Leasing Operations
        EBITDA               $3,324   $1,060 213.6%   $8,223   $2,364  247.8%
        Less - amounts
         related to Leasing
         Operations
        Net income (loss)        33     (349)             54   (1,706)
        Net interest expense      2        6 (66.7)%      39       14  178.6%
        Depreciation and
         amortization            24      278 (91.4)%     114    1,180  (90.3)%
    EBITDA Excluding
     Leasing Operations      $3,265   $1,125 190.2%   $8,016   $2,876  178.7%



       Condensed Consolidated Statements of Financial Position (unaudited)
                                  (In thousands)

                                        September 30,  December 31,      %
                                            2004           2003        Change
    Current Assets
        Cash and cash equivalents         $40,103        $35,195        13.9%
        Accounts receivable, less
         reserves                          24,643         23,147         6.5%
        Other current assets                2,372          2,258         5.0%
    Total Current Assets                   67,118         60,600        10.8%
    Property, Equipment, and Purchased
     Software
        Computer equipment and office
         furniture                         21,819         20,610         5.9%
        Purchased software                 11,291         11,093         1.8%
        Leasehold improvements              4,580          4,522         1.3%
        Transportation equipment              316            269        17.5%
                                           38,006         36,494         4.1%
        Less - accumulated
         depreciation and amortization    (29,732)       (26,590)       11.8%
    Net Property, Equipment, and
     Purchased Software                     8,274          9,904       (16.5)%
    Other Assets
        Intangibles, less accumulated
         amortization                       3,750          3,634         3.2%
        Goodwill                            2,743          2,099        30.7%
        Other                                 365          1,463       (75.1)%
    Total Other Assets                      6,858          7,196        (4.7)%
    Total Assets                          $82,250        $77,700         5.9%
    Current Liabilities
        Accounts payable                   $3,008         $2,785         8.0%
        Accrued payroll, related taxes,
         and withholdings                   7,280          4,692        55.2%
        Current portion of notes payable       91            906       (90.0)%
        Other current liabilities           3,725          3,139        18.7%
    Total Current Liabilities              14,104         11,522        22.4%
    Long-Term Liabilities                     332            408       (18.6)%
    Redeemable Convertible Preferred Stock  5,000          5,000           -
    Shareholders' Equity
        Common stock                           87             88        (1.1)%
        Additional paid-in capital         58,587         59,932        (2.2)%
        Retained earnings                   3,286             68      4732.4%
        Accumulated other comprehensive
         income - Cumulative translation
         adjustment                           854            682        25.2%
    Total Shareholders' Equity             62,814         60,770         3.4%
    Total Liabilities and Shareholders'
     Equity                               $82,250        $77,700         5.9%


           Condensed Consolidated Statements of Cash Flows (unaudited)
                                  (In thousands)

                                               Nine Months Ended September 30,
                                                     2004           2003
    Operating Activities
        Net income (loss)                           $3,218        $(1,796)
        Adjustments to reconcile net income
         (loss) to net cash provided by
         operating activities
                Depreciation and amortization        3,348          4,576
                Other adjustments                    3,079          1,695
    Net cash provided by operating activities        9,645          4,475
    Investing Activities
        Purchase of property, equipment, and
         software, net                              (1,252)        (3,840)
        Cash paid for acquisitions, net of
         cash acquired                              (1,036)             -
        Sale of marketable securities, net               -          6,492
       Other                                             -             15
    Net cash provided by (used in) investing
     activities                                     (2,288)         2,667
    Financing Activities
        Purchase of Company common stock            (2,744)        (6,750)
        Payments on notes payable, net              (1,045)          (323)
        Proceeds from issuance of Company stock      1,093            461
        Proceeds from issuance of preferred stock        -          4,817
    Net cash used in financing activities           (2,696)        (1,795)
    Effect of exchange rate changes on cash and
     cash equivalents                                  247            336
    Increase in cash and cash equivalents            4,908          5,683
    Cash and Cash Equivalents at Beginning
     of Period                                      35,195         39,435
    Cash and Cash Equivalents at End of Period     $40,103        $45,118



SOURCE  TechTeam Global, Inc.
    -0-                             10/27/2004
    /CONTACT: William F. Coyro, Jr., President and Chief Executive Officer, +1-248-357-2866, wcoyro@techteam.com, or David W. Morgan, Vice President, Chief Financial Officer, and Treasurer, +1-248-357-2866, dmorgan@techteam.com , both of TechTeam Global, Inc./
    /Web site:  http://www.techteam.com
                http://www.techteam.com/press/
    (TEAM)

CO:  TechTeam Global, Inc.
ST:  Michigan
IN:  CPR
SU:  ERN CCA MAV